Exhibit 99








                                           Contact:  Lawrence E. White
                                                     Senior Vice President,
                                                     Finance and Chief
                                                     Financial Officer
                                                     615-444-5533

     CBRL GROUP, INC. ANNOUNCES SUCCESSFUL, ON-TARGET FOURTH QUARTER AND YEAR-END RESULTS, AND CONTINUING IMPROVEMENT IN CURRENT SALES TRENDS
                      AND EARNINGS GUIDANCE FOR FISCAL 2002

LEBANON, Tenn. (September 13, 2001) - CBRL Group, Inc. (Nasdaq: CBRL) today announced that results for its fourth quarter and fiscal year ended August 3, 2001, were on-target with previously disclosed Company estimates. The Company also disclosed information on current trends and earnings guidance for its current fiscal first quarter and full year.

  * Fourth quarter 2001 diluted earnings per share of $0.48 before previously disclosed charges, up 14% from last year, and on-target with the Company's guidance during the quarter; full-year fiscal 2001 diluted earnings per share before charges of $1.30 compared with $1.11 before charges in fiscal 2000

  * Fourth quarter 2001 comparable store restaurant sales up 4.0% in its Cracker Barrel Old Country Store(R) units from a year earlier; retail comparable store sales down 1.3% for the quarter, an improvement from earlier reported trends; Logan's Roadhouse(R) comparable store sales down 1.9%, also an improvement from earlier disclosed trends

  * Current sales trends positive in all key areas; current fiscal 2002 quarter-to-date Cracker Barrel Old Country Store comparable store restaurant sales up approximately 5% from a year ago, comparable store retail sales up approximately 1%, and Logan's Roadhouse comparable store sales up approximately 1.5%

  * Estimated current quarter diluted earnings per share of up to the mid- $0.30's compared with $0.30 in the first quarter of the prior fiscal year; full year fiscal 2002 diluted earnings per share growth targets of 15% or better compared with the $1.30 (before the effect of charges) reported today for fiscal 2001

  * Expected net free cash flow of $60 million after capital expenditures in fiscal 2002

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CBRL Announces Fourth Quarter Results
Page 2
September 13, 2001


     Details of the announcement follow.

     For the fourth quarter ended August 3, 2001, the Company reported net income before the effect of exiting its Carmine Giardini's business, closing seven other units, and providing for the estimated settlement of certain litigation ("before charge effect") of $27.1 million, or $0.48 per share (diluted), compared with net income of $23.7 million, or $0.42 per share (diluted), for the fourth fiscal quarter of 2000. The results were consistent with the earlier guidance by the Company, that diluted earnings per share before charge effect were expected to be in the high $0.40's range. Actual net income and earnings per share (diluted) including the charges were $2.6 million and $0.05 per share, respectively. The improvement in the fourth quarter of fiscal 2001 over the fourth quarter of fiscal 2000 before charge effect was approximately 14% in both net income and in diluted earnings per share.

     The charges taken in the fourth fiscal quarter reflected the costs of exiting the Company's Carmine Giardini's restaurant and gourmet market business and closing seven other units in the Company's Cracker Barrel Old Country Store and Logan's Roadhouse concepts, as well as an accrual for a settlement proposal for a certain collective action lawsuit under the Fair Labor Standards Act not considered routine litigation incidental to the Company's business. The pre-tax cost of exiting the Carmine Giardini's business and closing seven other units included the following: $10.4 million for write-off of goodwill related to the original acquisition of the Carmine Giardini's business; $14.8 million for loss on disposition of inventories and property and equipment net of projected sales proceeds; and $4.4 million for estimated lease termination expenses, severance costs, and other incidental costs of exiting and closing. The accrual for estimated settlement of litigation was $3.5 million. These charges are reflected in the Company's consolidated statements of income for the fourth quarter and full fiscal year ended August 3, 2001, as follows: cost of goods sold, $0.7 million; labor and other related expenses, $0.9 million; other store operating expenses, $20.6 million; general and administrative expenses, $0.5 million; and amortization of goodwill, $10.4 million.

     For the full fiscal year, net income before charge effect was $73.7 million, or $1.30 per share (diluted), increases of approximately 14% and 17%, respectively. Full year net income in the prior year was $64.4 million, or $1.11 per share (diluted) before the effect of previously reported charges of $5.4 million, or $0.09 per share, recorded in the prior year fiscal second quarter as a result of management changes and resulting refocused priorities.


     The following table summarizes the results before the effect of charges and actual results:

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CBRL Announces Fourth Quarter Results
Page 3
September 13, 2001


                                Fourth Quarter          Full Year
                             --------------------  ---------------------
                             FY2001       FY2000   FY2001        FY2000
                             ------       ------   ------        ------

Net Income (in millions)
  Before effect of charges   $27.1 (a)    $23.7    $73.7 (a)     $64.4 (b)
  Actual                     $ 2.6        $23.7    $49.2         $59.0

Earnings per Share (diluted)
  Before effect of charges   $0.48 (a)    $0.42    $1.30 (a)     $1.11 (b)
  Actual                     $0.05        $0.42    $0.87         $1.02

(a) Results before effect of charges reflect earnings before charges taken in the fourth quarter of fiscal 2001 for exiting the Carmine Giardini's restaurant and gourmet market business, closing of seven other units, and providing for estimated settlement value of certain litigation
(b) Results before effect of charges reflect earnings before charges taken in the second quarter of fiscal 2000 principally as a result of management changes and resulting refocused priorities

     Revenue for the fourth quarter in fiscal 2001 was $544.1 million compared with $470.9 million in fiscal 2000, an increase of 15.5%, of which $40.5 million, or 8.6%, was the effect of one additional week in the 14-week fourth quarter of fiscal 2001. Comparable store sales (based on comparable calendar weeks) for the Cracker Barrel Old Country Stores concept increased 4.0% for restaurants, including increases of 3.2% in average check and 0.8% in guest traffic, and decreased 1.3% in retail. The Logan's Roadhouse concept recorded a comparable store sales decrease of 1.9%, reflecting 0.6% increase in average check and a 2.5% traffic decline. During the quarter, the Company opened two new Cracker Barrel Old Country Store units and no new Logan's Roadhouse units.

     Revenue for the fiscal year was approximately $2.0 billion compared with approximately $1.8 billion in fiscal 2000, an increase of 10.8%, of which 2.3% was the effect of one additional week in the 53-week fiscal 2001. Comparable store sales for the Cracker Barrel Old Country Store concept increased 4.6% for restaurants, including 3.1% higher average check and 1.5% guest traffic improvement, and increased 1.1% in retail. The Logan's Roadhouse concept recorded a comparable store sales decrease of 1.1%, reflecting 1.3% higher average check and a 2.4% traffic decline. During the fiscal year, the Company opened 15 new Cracker Barrel Old Country Store units, and 13 new company-operated and one franchised Logan's Roadhouse units.

     Commenting on the results, CBRL Group, Inc. President and Chief Executive Officer Michael A. Woodhouse said, "We are very pleased with the results reported today. We achieved the fourth quarter earnings improvements before the effect of charges as targeted in press releases throughout the quarter. Our Cracker Barrel Old Country Store concept was within one-half of one percent of our plan for the year; its best relative performance in years. We've now had eight consecutive quarters of comparable store guest traffic improvements at the Cracker Barrel Old Country Store concept, an accomplishment last achieved in fiscal 1994. We recently have begun to see a restoration of positive comparable store

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CBRL Announces Fourth Quarter Results
Page 4
September 13, 2001


sales and guest traffic in our Logan's Roadhouse concept. And, we successfully exited our Carmine Giardini's business."

     The Company urges caution in considering its current trends and earnings targets as disclosed below. The restaurant industry is highly competitive; and trends and targets are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. Such trends and targets should not be assumed to be current after the date of this press release unless specifically updated by the Company. The Company assumes no obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

     Quarter-to-date comparable store sales in the Cracker Barrel Old Country Store concept increased approximately 5%, a rate that includes a higher average check of approximately 3-3.5% and guest traffic improvement of approximately 1.5-2%, reflecting particularly strong trends before Labor Day. During the fourth quarter of fiscal 2001 the Company took estimated menu price increases of approximately 1.3%. Quarter-to-date Cracker Barrel Old Country Store concept comparable store retail sales have been higher than prior year by approximately 1%, more than accounted for by a recent highly successful clearance sale. Quarter-to-date comparable store sales trends for the Logan's Roadhouse concept have been higher than prior year by approximately 1.5%. This trend includes a higher average check of approximately 0.5% compared with the same period last year, and increased guest traffic of approximately 1%.

     The Company has opened one new Cracker Barrel Old Country Store unit thus far this quarter. It presently expects to open two more new units before quarter-end, with a total of 20 new units to be opened during the fiscal year. One new Logan's Roadhouse unit has been opened during the quarter, with three more expected before quarter-end and a total of nine during the fiscal year.

     After projected capital expenditures of approximately $100-105 million, the Company expects to generate net positive free cash flow of $60 million or more during fiscal 2002 but has not yet determined how such cash flow will be used. At the present time, consideration is being given to reducing debt and to repurchasing shares of its common stock. Any decision to repurchase shares will be announced prior to the commencement of any repurchase activities.

     The Company's present estimate for diluted earnings per share in the first quarter of fiscal 2002 is up to the mid-$0.30's per share, compared with $0.30 in the first quarter of fiscal 2001, reflecting continuation of current sales trends among other things. For the full fiscal year, the Company presently expects to achieve diluted earnings per share growth of 15%, or better, from the fiscal 2001 earnings before the effect of charges of $1.30 reported today. Key assumptions in achieving these targets include: elimination of amortization of goodwill as the Company adopts FAS 142; a related lower effective income tax rate of not more than 36%; improvements in comparable store restaurant and retail sales generally at or above current trends; modest improvements in store operating income margins, primarily in cost of sales, as a result of exiting the gourmet market business, closing seven low performing stores in

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CBRL Announces Fourth Quarter Results
Page 5
September 13, 2001


fiscal 2001, and other operational improvements; and flat to modestly increasing general and administrative expenses as a percent of revenues as the Company invests in various new initiatives to improve future operations. Partly offsetting the targeted improvements will be the loss of the benefit of the additional week in the fourth quarter and full year of fiscal 2001.

     Commenting on the present trends and earnings guidance, Mr. Woodhouse said, "We have made clear progress in turning around our operating and financial results. The present trends and our earnings estimates, while not without challenges and risks, reflect our expectation that this progress will continue."

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 438 Cracker Barrel Old Country Store restaurants and gift shops located in 40 states, and 76 Logan's Roadhouse company-operated and eight franchised restaurants in 15 states.

     Except for specific historical information, the matters discussed in this press release are forward-looking statements that involve risks, uncertainties and other factors that may cause actual results and performance of CBRL Group, Inc. to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "plans," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe," "potential," or "continue" (or the negative of each of these terms) or similar terminology. Factors which will affect actual results include, but are not limited to: commodity, group health and utility price increases; the effect of plans intended to improve operational execution and performance; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; the ability of the Company to identify successful new lines of retail merchandise; the actual results of pending or threatened litigation; the effects of negative publicity; the availability and costs of acceptable sites for development; adverse weather conditions; the acceptance of the Company's concepts as the Company expands into new markets and geographic regions; adverse general economic conditions including high or escalating gasoline prices and declining consumer confidence; changes in interest rates affecting the Company's financing costs; changes in or implementation of additional governmental rules and regulations affecting wage and hour matters, health and safety, pensions and insurance; other undeterminable areas of government actions or regulations; and other factors described from time to time in the Company's filings with the Securities and Exchange Commission and press releases.


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
CBRL Announces Fourth Quarter Results
Page 6
September 13, 2001

                                          CBRL GROUP, INC.
                               CONSOLIDATED INCOME STATEMENT (UNAUDITED)
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     FOURTH QUARTER ENDED                       YEAR ENDED
                              ---------------------------------     -----------------------------------
Net sales:                     8/03/01        7/28/00    CHANGE      8/03/01        7/28/00      CHANGE
                              --------       ---------   ------     ---------      ---------     ------
  Restaurant                  $  440,005     $  375,171     17%   $  1,543,815  $  1,378,753        12%
  Retail                         103,846         95,575      9         419,104       393,293         7
                              ----------     ----------             ----------    ----------
    Net sales                    543,851        470,746     16       1,962,919     1,772,046        11
Franchise fees and royalties         218            203      7             773           666        16
                              ----------     ----------             ----------    ----------
    Total revenue                544,069        470,949     16       1,963,692     1,772,712        11
Cost of goods sold               178,053        157,694     13         664,332       614,472         8
                              ----------     ----------             ----------    ----------
Gross profit                     366,016        313,255     17       1,299,360     1,158,240        12
Labor & other related expenses   206,859        172,362     20         732,419       645,976        13
Other store operating expenses   107,810         72,357     49         353,334       294,012        20
                              ----------     ----------             ----------    ----------
Store operating income            51,347         68,536    (25)        213,607       218,252        (2)
General and administrative        27,285         22,718     20         102,541        95,289         8
Amortization of goodwill          11,374            998  1,040          14,370         3,994       260
                              ----------     ----------             ----------    ----------
Operating income                  12,688         44,820    (72)         96,696       118,969       (19)
Interest expense                   2,526          6,870    (63)         12,316        24,616       (50)
Interest income                        -             85   (100)             84           352       (76)
                              ----------     ----------             ----------    ----------
Pretax income                     10,162         38,035    (73)         84,464        94,705       (11)
Provision for income taxes         7,568         14,342    (47)         35,283        35,707        (1)
                              ----------     ----------             ----------    ----------

Net income                     $   2,594     $   23,693    (89)   $     49,181   $    58,998       (17)
                              ==========     ==========           ============   ===========

Earnings per share:
  Basic                        $    0.05     $     0.42    (88)   $       0.88   $      1.02       (14)
  Diluted                      $    0.05     $     0.42    (88)   $       0.87   $      1.02       (15)

Weighted average shares:
  Basic                           55,236         56,872     (3)         56,129        57,960        (3)
  Diluted                         55,923         56,986     (2)         56,799        58,041        (2)

Ratio Analysis
--------------
Net sales:
  Restaurant                        80.9%          79.7%                  78.6%         77.8%
  Retail                            19.1           20.3                   21.4          22.2
                              ----------     ----------             ----------    ----------
    Net sales                      100.0          100.0                  100.0         100.0
Franchise fees and royalties           -              -                      -             -
                              ----------     ----------             ----------    ----------
    Total revenue                  100.0          100.0                  100.0         100.0
Cost of goods sold                  32.7           33.5                   33.8          34.7
                              ----------     ----------             ----------    ----------
Gross profit                        67.3           66.5                   66.2          65.3
Labor & other related expenses      38.0           36.6                   37.3          36.4
Other store operating expenses      19.8           15.4                   18.0          16.6
                              ----------     ----------             -----------   ----------
Store operating income               9.5           14.5                   10.9          12.3
General and administrative           5.0            4.8                    5.2           5.4
Amortization of goodwill             2.1            0.2                    0.8           0.2
                              ----------     ----------             -----------   ----------
Operating income                     2.4            9.5                    4.9           6.7
Interest expense                     0.5            1.5                    0.6           1.4
Interest income                        -              -                      -             -
                              ----------     ----------             -----------   ----------
Pretax income                        1.9            8.0                    4.3           5.3
Provision for income taxes           1.4            3.0                    1.8           2.0
                              ----------     ----------             -----------   ----------
Net income                           0.5%           5.0%                   2.5%          3.3%
                              ==========     ==========             ==========    ==========

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CBRL Announces Fourth Quarter Results
Page 7
September 13, 2001

                                CONSOLIDATED CONDENSED BALANCE SHEET
                                            (UNAUDITED)
                                           (IN THOUSANDS)
                                                                             8/03/01       7/28/00
                                                                           -----------   -----------
Assets
Cash and cash equivalents                                                  $    11,807     $  13,865
Other current assets                                                           143,383       130,170
Property and equipment, net                                                    955,028     1,075,134
Goodwill, net                                                                   92,882       107,253
Other assets                                                                     9,772         8,601
                                                                           -----------   -----------
     Total assets                                                          $ 1,212,872   $ 1,335,023
                                                                           ===========   ===========

Liabilities and Stockholders' Equity
Current liabilities                                                        $   197,249   $   173,578
Long-term debt                                                                 125,000       292,000
Other long-term obligations                                                     44,515        40,475
Stockholders' equity                                                           846,108       828,970
                                                                           -----------   -----------
     Total liabilities and stockholders' equity                            $ 1,212,872   $ 1,335,023
                                                                           ===========   ===========

                             CONSOLIDATED CONDENSED CASH FLOW STATEMENT
                                             (UNAUDITED)
                                            (IN THOUSANDS)
                                                                               FISCAL YEAR ENDED
                                                                           -------------------------
                                                                             8/03/01       7/28/00
                                                                           -----------   -----------
Cash flow from operating activities:
     Net income                                                            $    49,181   $    58,998
     Depreciation and amortization                                              64,902        65,218
     Loss on disposition of property and equipment                                 671           664
     Impairment loss                                                            24,431         3,887
     Net changes in other assets and liabilities                                 8,577        31,480
                                                                           -----------   -----------
Net cash provided by operating activities                                      147,762       160,247
                                                                           -----------   -----------

Cash flows from investing activities:
     Purchase of property and equipment                                        (91,439)     (138,032)
     Net proceeds from sale of property and equipment                          141,283        17,333
                                                                           -----------   -----------
Net cash provided by (used in) investing activities                             49,844      (120,699)
                                                                           -----------   -----------

Cash flows from financing activities:
     Proceeds from issuance of long-term debt                                  355,600      444,500
     Principal payments under long-term debt and capital lease obligations    (522,790)    (467,234)
     Proceeds from exercise of stock options                                     5,155          530
     Purchase and retirement of common stock                                   (36,444)     (21,104)
     Dividends on common stock                                                  (1,185)        (637)
                                                                           -----------   ----------
Net cash used in financing activities                                         (199,664)     (43,945)
                                                                           -----------   ----------

Net decrease in cash and cash equivalents                                       (2,058)      (4,397)
Cash and cash equivalents, beginning of year                                    13,865       18,262
                                                                           -----------   ----------
Cash and cash equivalents, end of year                                     $    11,807   $   13,865
                                                                           ===========   ==========


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CBRL Announces Fourth Quarter Results
Page 8
September 13, 2001


                                CBRL GROUP, INC.
                            SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)

                                                AS OF         AS OF
                                               8/03/01       7/28/00
                                             -----------   -----------
Common shares outstanding                     55,026,846    56,668,349

Units in operation:
  Cracker Barrel                                     437           426
  Carmine Giardini's Gourmet Market                    *             3
  Logan's Roadhouse - company-owned                   75            65
                                             -----------   -----------
  Total company-owned units                          512           494
  Logan's Roadhouse - franchised                       8             7
                                             -----------   -----------
  System-wide units                                  520           501
                                             ===========   ===========


                                                 FOURTH QUARTER ENDED         FISCAL YEAR ENDED
                                             ---------------------------   ------------------------
Net sales in company-owned stores:               8/03/01       7/28/00         8/03/01    7/28/00
                                             ------------- -------------   ------------------------
(In thousands)
  Cracker Barrel - restaurant                 $    380,767  $    328,074   $ 1,324,903  $ 1,196,680
  Cracker Barrel - retail                          101,595        93,211       407,887      382,932
                                              ------------  ------------   -----------  -----------
  Cracker Barrel - total                           482,362       421,285     1,732,790    1,579,612
  Carmine Giardini's Gourmet Market                  2,997         3,439        15,587       14,137
  Logan's Roadhouse                                 58,492        46,022       214,542      178,297
                                              ------------  ------------   -----------  -----------
  Total net sales                             $    543,851  $    470,746   $ 1,962,919  $ 1,772,046
                                              ============  ============   ===========  ===========

Operating weeks - company-owned stores:
  Cracker Barrel                                     6,161         5,538        23,049       21,676
  Logan's Roadhouse                                  1,086           840         3,906        3,165

Average comparable store sales -
  Company-owned stores: (In thousands)
  Cracker Barrel - restaurant                 $      871.2  $      837.5   $   3,081.6  $   2,945.7
  Cracker Barrel - retail                            232.5         235.6         946.4        936.3
                                              ------------  ------------   -----------  -----------
  Cracker Barrel - total                      $    1,103.7  $    1,073.1   $   4,028.0  $   3,882.0
                                              ============  ============   ===========  ===========
  Logan's Roadhouse                           $      774.3  $      789.5   $   3,040.7  $   3,073.7
                                              ============  ============   ===========  ===========

Capitalized interest                          $        120  $        333   $       851  $     1,511
                                              ============  ============   ===========  ===========


*  The Company has exited the Carmine Giardini's Gourmet Market business.


                                    -END-